UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2012 (July 24, 2012)

Stanley Black & Decker, Inc.

(Exact Name of Registrant as Specified in its Charter)

CONNECTICUT	1-5244	06-0548860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Stanley Drive New Britain, Connecticut	06053
\(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (860) 225-5111

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 24, 2012, Stanley Black & Decker, Inc. (the “Company”), announced the commencement of a tender offer (the “Tender Offer”) to purchase for cash, subject to certain terms and conditions, any and all of the $250 million outstanding aggregate principal amount of 6.15% Notes due 2013 (the “6.15% Notes”) issued by the Company, and any and all of the $350 million outstanding aggregate principal amount of 8.95% Senior Notes due 2014 (the “8.95% Notes”) and the $300 million outstanding aggregate principal amount of 4.75% Senior Notes due 2014 (together with the 6.15% Notes and the 8.95% Notes, the “Notes”) issued by The Black & Decker Corporation, a Maryland corporation and wholly owned subsidiary of the Company, from each registered holder of any of the Notes (each, a “Holder” and, collectively, the “Holders”).

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on July 30, 2012 (the “Expiration Date”), unless extended or earlier terminated by the Company. The Tender Offer is being made pursuant to an Offer to Purchase, dated as of July 24, 2012, and a related Letter of Transmittal, dated as of July 24, 2012, (together, the “Tender Offer Materials”), which set forth the terms and conditions of the Tender Offer. The Holders of the Notes are urged to carefully read the Tender Offer Materials before making any decision with respect to the Tender Offer.

The following table summarizes certain material terms of the Tender Offer:

Issuer (1)	CUSIP No.	Principal Amount Outstanding	Security Description	Maturity Date	Reference Security	Relevant Bloomberg Page	Fixed Spread
SBD	854616AN9	$250,000,000	6.15% Notes due 2013	October 1, 2013	UST 0.125% due 09/30/13	BBT4	50 bps
BDC	091797AP5	$350,000,000	8.95% Senior Notes due 2014	April 15, 2014	UST 1.250% due 04/15/14	BBT4	50 bps
BDC	091797AM2	$300,000,000	4.75% Senior Notes due 2014	November 1, 2014	UST 2.375% due 10/31/14	BBT5	15 bps

(1)	“SBD” means Stanley Black & Decker, Inc. and “BDC” means The Black & Decker Corporation, a Maryland corporation and wholly owned subsidiary of SBD.

The total consideration (the “Total Consideration”) payable for each $1,000 principal amount of the Notes validly tendered and accepted for payment pursuant to the Tender Offer will be determined in the manner described in the Tender Offer Materials by reference to the applicable fixed spread over the yield to maturity of the applicable Reference Security listed above, calculated in accordance with standard market practice, as of 2:00 p.m., New York City time, on July 30, 2012, the date on which the Tender Offer expires. In addition to the Total Consideration, the Company will also pay accrued and unpaid interest on the Notes purchased from the last interest payment date up to, but not including, the settlement date. The settlement date for the Tender Offer is expected to be promptly after the Expiration Date, and is currently expected to be July 31, 2012, unless the Tender Offer is extended or earlier terminated.

To receive the Total Consideration, Holders of the Notes must validly tender and not validly withdraw their Notes prior to the Expiration Date. Notes tendered may be withdrawn at any time prior to the Expiration Date, by following the procedures described in the Tender Offer Materials. The obligation of the Company to accept for purchase and to pay the Total Consideration and the accrued and unpaid interest on the Notes pursuant to the Tender Offer is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions, including a financing condition, described in the Tender Offer Materials.

The Company has retained Citigroup Global Markets Inc. to serve as the Dealer Manager for the Tender Offer. The Company has retained Global Bondholder Services Corporation to serve as the

Depositary and Information Agent for the Tender Offer. Questions regarding the Tender Offer may be directed to Citigroup Global Markets Inc. at 390 Greenwich Street, New York, New York, 10013, Attn: Liability Management Group, (800) 558-3745 (toll-free), (212) 723-6106 (collect). Requests for the Tender Offer Materials may be directed to Global Bondholder Services Corporation at 65 Broadway, Suite 404, New York, New York, 10006, (212) 430-3774 (for banks and brokers) or (866) 612-1500 (for all others). The Company is making the Tender Offer only by, and pursuant to, the terms of the Offer to Purchase and the related Letter of Transmittal. None of the Company, the Dealer Manager, the Depositary or the Information Agent make any recommendation as to whether the Holders should tender or refrain from tendering their Notes. The Holders must make their own decision as to whether to tender notes and, if so, the principal amount of the Notes to tender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY BLACK & DECKER, INC.

By:	/s/Bruce H. Beatt
Name: Bruce H. Beatt
Title: Senior Vice President, General Counsel and Secretary

Dated: July 24, 2012